Exhibit 99.1

Contact: Media - Greg Beuerman
The Beuerman Miller Group
Phone: (504) 524-3342
E-Mail Address: Beuerman@pr-ontarget.com

BAYOU STEEL CORPORATION
FOR IMMEDIATE RELEASE

BAYOU STEEL CORPORATION REPORTS
ON ISSUES INVOLVING ITS 9 1/2% SENIOR NOTES

              LaPlace, Louisiana (December 17, 2002) — Bayou Steel Corporation (AMEX:BYX) today announced that it did not make its interest payment on its 9 1/2% Senior Notes on December 16, 2002. On November 15, 2002, as previously reported, the Company elected, in order to preserve liquidity, to take advantage of a grace period allowed under its indenture regarding this interest payment. This grace period elapsed on December 16, 2002.

             “The Company decided not to make this scheduled interest payment in order to preserve our liquidity under our line of credit and to ensure sufficient funding for on-going operations in a period which is typically the slowest in the year at Bayou Steel’s mills,” said Jerry Pitts, Bayou’s President. “The Company intends to continue business as usual with our customers and trade suppliers during the course of our coming discussions with our noteholders. The Company is addressing its liquidity by employing commercial and operating strategies consistent with cash conservation and improved customer service.”

             The Company has retained the investment bank of Gordian Group, L.P. to assist it in evaluating its strategic alternatives, including a restructuring transaction. Preliminary discussions with a committee consisting of holders of in excess of 75% of the aggregate principal amount outstanding under the 9 1/2% Senior Notes have been initiated. The Company intends to pursue a consensual restructuring of its obligations through negotiations with this committee.

             Note on Forward Looking Statements: This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings, and also include risks and uncertainties related to the outcome of our discussions with the holders of the 9 1/2% Senior Notes and the consequences of default under the 9 1/2% Senior Notes upon our relations with other parties. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.